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                                   EXHIBIT 11

                           DURA PHARMACEUTICALS, INC.
               STATEMENTS RE COMPUTATIONS OF NET INCOME PER SHARE
                     IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)

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                                                            THREE MONTHS ENDED           NINE MONTHS ENDED
                                                               SEPTEMBER 30,                SEPTEMBER 30,
                                                           1999             1998          1999        1998
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
NET INCOME PER SHARE - BASIC

Net Income                                               $  3,536         $   2,424     $ 18,884    $  17,765
                                                         --------         ---------     --------    ---------
                                                         --------         ---------     --------    ---------
Weighted average number of common shares:
      Common stock                                         44,138            46,367       44,107       46,216
                                                         --------         ---------     --------    ---------
                                                         --------         ---------     --------    ---------

Net Income per share                                     $   0.08         $    0.05     $   0.43    $    0.38
                                                         --------         ---------     --------    ---------
                                                         --------         ---------     --------    ---------

NET INCOME PER SHARE - DILUTED

Net Income                                               $ 3,536          $  2,424      $ 18,884    $  17,765
                                                         --------         ---------     --------    ---------
                                                         --------         ---------     --------    ---------

Weighted average number of common and
   common equivalent shares assuming
   issuance of all dilutive contingent shares:
      Common stock                                        44,138            46,367        44,107       46,216
      Stock options                                          707               482           905          602
      Warrants                                               617               729           643          829
                                                         --------         ---------     --------    ---------
         Total                                            45,462            47,578        45,655       47,647
                                                         --------         ---------     --------    ---------
                                                         --------         ---------     --------    ---------

Net Income per share                                     $  0.08          $   0.05      $   0.41    $    0.37
                                                         --------         ---------     --------    ---------
                                                         --------         ---------     --------    ---------

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